Exhibit 99.1

Vislink Reports Third Quarter 2021 Financial Results

Increased Revenue by 133% Year- Over-Year and 47% Sequentially; Delivered over $1 Million Positive EBITDA

Hackettstown, NJ — November 15, 2021 — Vislink (“the “Company”) (Nasdaq: VISL), a global technology leader in the capture, delivery and management of high quality, live video and associated data in the media & entertainment, law enforcement and defense markets, today reported financial results for the quarter ended September 30, 2021. Company management will host a live webcast on Tuesday, November 16, 2021 at approximately 10:00 a.m. ET to review the Company’s financial and operating results and provide a general business update (see webcast details below).

Third Quarter 2021 Financial Highlights:

●	Revenues for the three months ended September 30, 2021 were $11.2 million, compared to $4.8 million for the three months ended September 30, 2020 and $7.6 million for the three months ended June 30, 2021.
●	Revenues for the nine months ended September 30, 2021 were $22.8 million, compared to $16.1 million for the nine months ended September 30, 2020.
●	EBITDA (earnings before interest, taxes depreciation and amortization) was $1.04 million for the three months ended September 30, 2021, compared to a negative $2.4 million for the three months ended September 30, 2020, and a negative $578,000 for the three months ended June 30, 2021.
●	Ended the third quarter of 2021 with $38 million in cash.
●	Gross margins were 62.3% of revenue in the third quarter of 2021, compared to 31.8% of revenue in the third quarter of 2020, and 52.8% of revenue in the second quarter of 2021.
●	Net income attributable to common shareholders was $676,000, or $(0.01) per share in the third quarter 2021 compared to a net loss of $2.8 million, or $(0.17) per share in the third quarter of 2020.
●	Net loss attributable to common shareholders was $2.8 million, or $(0.07) per share for the nine months ended September 30, 2021 compared to a net loss of $8 million, or $(0.61) per share for the nine months ended September 30, 2020.

Third Quarter 2021 Business Highlights:

●	Finalized the acquisition of Mobile Viewpoint for $18.3 million (€15.5 million). The acquisition provides Vislink the opportunity to fulfill its strategic aim of providing an industry-leading portfolio of live video acquisition, contribution and distribution solutions that meet the demanding needs of media, enterprise, defense and government organizations.
●	Had its video communications solutions deployed at events during the Summer Olympics in Tokyo, Japan. Vislink wireless camera systems and related components were utilized by the Company’s broadcast service partners, while Mobile Viewpoint deployed 75 cellular encoders for outside broadcast and its TrolleyLive professional studio-in-a-box solution.
●	Participated in the world’s first standalone 5G network introduced in MotoGP. At the British Grand Prix race, Vislink, in collaboration with BT Sport, Dorna and the University of Strathclyde, showcased a private 5G network for sports broadcasting.
●	Announced the launch of Vislink Connect™ bonded cellular service. The Vislink Connect solution is designed to enable robust, reliable and economical transmissions for live video production. It features all-IP remote live production workflows, a variety of data plan options and predictable costs.
●	Introduced new product innovations. The Company released updates to key products during the quarter, including the Quantum receiver and portable IPLink RF transmission system. These products, in addition to others released in the first half of 2021, such as satcom solutions like the DVE 6100, have continued to be among the Company’s most well-received in the market.

“We are very pleased to report that our revenues in the third quarter grew sharply to $11.2 million, which represented an increase of over 133% year-over-year and over 47% sequentially,” said Mickey Miller, CEO of Vislink. “In addition to accelerating our sales growth, we also grew our profitability substantially over prior periods, achieving EBITDA of over $1 million. This is a testament to our pursuit of sustainable growth of the business while maintaining financial discipline and cost containment.”

He also stated, “Our activities in the third quarter highlighted the direction that we believe holds the most promise for Vislink’s future. The acquisition of Mobile Viewpoint represents a perfect complement to our 50 years’ experience developing and deploying advanced video communications. Adding their solutions to our existing offerings expands our capabilities in the areas of bonded cellular and 5G communications, AI-driven studio and sports production, remote live streaming and drone backhaul solutions. These are all key enabling technologies that will drive the next generation of live video production and will allow us to maintain our industry leadership role. Our Mobile Viewpoint acquisition has already begun to bear fruit, namely in the launch of Vislink Connect, the first jointly-developed product offering brought to market by the combined companies. We expect to announce additional new solutions over the upcoming quarters that leverage the respective innovations of both organizations.”

He concluded, “Our strong financial performance in the third quarter, combined with the comprehensive range of technologies we can now leverage, place us in an excellent position to capture future business opportunities in our key markets. We look forward to continuing our efforts to grow our business responsibly and working to deliver value for Vislink shareholders.”

Financial Results Webcast Details

On Tuesday, November 16, 2021 Vislink’s CEO, Mickey Miller, and CFO, Michael Bond, will host a webcast at approximately 10:00 a.m. ET to review the Company’s financial and operating results and provide a general business update. This webcast will be live at the following at the following link:
https://services.choruscall.com/mediaframe/webcast.html?webcastid=MN8jv5Bi. Investors will be able to submit questions during the webcast.

Non-GAAP Financial Measure: EBITDA

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), we are presenting EBITDA in this earning release and the related earning conference call. EBITDA is a non-GAAP financial measure that is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies. We define EBITDA as our net income (loss), excluding the impact of depreciation and amortization expense and interest income (expense). We have presented EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. In particular, we believe that excluding the impact of these expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance.

About Vislink Technologies, Inc.

Vislink is a global technology business specializing in the collection, delivery, and management of high quality, live video and associated data from the scene of the action to the viewing screen. For the broadcast markets, Vislink provides solutions for the collection of live news, sports, and entertainment events. Vislink also furnishes the surveillance and defense markets with real-time video intelligence solutions using a variety of tailored transmission products. Through its Mobile Viewpoint product lines, Vislink also provides live streaming solutions using bonded cellular, 5G and AI-driven technologies for automated news and sports productions.

The Vislink team also provides professional and technical services utilizing a staff of technology experts with decades of applied knowledge and real-world experience to the areas of terrestrial microwave, satellite, fiber optic, surveillance, and wireless communications systems, to deliver a broad spectrum of customer solutions. Vislink’s shares of Common Stock are publicly traded on the Nasdaq Capital Market under the ticker symbol “VISL.” For more information, visit www.vislink.com.

Note on Forward-looking Statements

Certain statements in this press release are forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, including those regarding the Company’s strategy, future operations, future financial position, projected expenses, prospects, plans, objectives of management, new capabilities, product and solutions launches, expected contract values, acquisitions integration, and expected market opportunities across the Company’s operating segments, the effects of the COVID-19 pandemic, the sufficiency of the Company’s capital resources to fund the Company’s operations and any statements regarding future results are forward-looking statements. Vislink may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including those discussed in Vislink’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 15, 2021 and in subsequent filings with, or submissions to, the SEC.

The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause the Company’s expectations and beliefs to change. While the Company may elect to update these forward-looking statements publicly at some point in the future, the Company specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date after the date stated herein.

Contacts

Media Relations:

Charlotte van Hertum

Charlotte.vanhertum@vislink.com

Investor Relations:

investors@vislink.com

VISLINK TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue, net	$11,200	$4,778	$22,840	$16,138
Cost of revenue and operating expenses
Cost of components and personnel	4,224	3,257	9,994	8,505
Inventory valuation adjustments	278	195	589	244
General and administrative expenses	6,007	3,200	13,405	12,721
Gain on lease termination	—	—	—	(21)
Research and development expenses	841	616	2,161	1,831
Amortization and depreciation	343	337	860	1,094
Total cost of revenue and operating expenses	11,693	7,605	27,009	24,374
Loss from operations	(493)	(2,827)	(4,169)	(8,236)
Other income (expense)
Changes in fair value of derivative liabilities	25	82	8	1
Gain on settlement of related party obligation	—	—	—	331
Gain on settlement of debt	1,168	—	1,362	—
Other income	1	5	3	5
Interest expense	(25)	(53)	(29)	(102)
Total other income (expense)	1,169	34	1,344	235

Net income (loss)	$676	$(2,793)	$(2,825)	$(8,001)

Basic and diluted loss per share	$(0.01)	$(0.17)	$(0.07)	$(0.61)

Weighted average number of shares outstanding:
Basic and diluted	45,748	16,296	42,696	13,084

Comprehensive income (loss):
Net income (loss)	$676	$(2,793)	$(2,825)	$(8,001)
Unrealized gain (loss) on currency translation adjustment	(394)	(192)	(408)	57
Comprehensive income (loss)	$282	$(2,985)	$(3,233)	$(7,944)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VISLINK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Current assets
Cash	$38,057	$5,190
Accounts receivable, net	5,305	4,525
Inventories, net	12,545	5,986
Prepaid expenses and other current assets	2,606	814
Total current assets	58,513	16,515
Right of use assets, operating leases	911	1,077
Property and equipment, net	1,294	1,138
Intangible assets, net	15,685	1,921
Total assets	$76,403	$20,651
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,597	$4,104
Accrued expenses	3,763	2,340
Notes payable	392	25
Current portion of PPP loan	—	905
Operating lease obligations, current	486	475
Customer deposits and deferred revenue	1,506	975
Derivative liabilities	14	22
Total current liabilities	8,758	8,846
Long-term portion of PPP loan	—	263
Operating lease obligations, net of current portion	1,163	1,545
Total liabilities	9,921	10,654
Commitments and contingencies (See Note 9)
Stockholders’ equity
Preferred stock – $0.00001 par value per share: 10,000,000 shares authorized as of September 30, 2021, and December 31, 2020; -0- shares issued and outstanding as of September 30, 2021, and December 31, 2020	—	—
Common stock – $0.00001 par value per share, 100,000,000 shares authorized, 45,825,089 and 21,382,290 shares issued and 45,822,430 and 21,379,631 outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	339,991	280,273
Accumulated other comprehensive (loss) income	(260)	148
Treasury stock, at cost – 2,659 shares at September 30, 2021, and December 31, 2020, respectively	(277)	(277)
Accumulated deficit	(272,972)	(270,147)
Total stockholders’ equity	66,482	9,997
Total liabilities and stockholders’ equity	$76,403	$20,651

The accompanying notes are an integral part of these consolidated financial statements.

Reconciliation of GAAP to Non-GAAP Metrics

VISLINK TECHNOLOGIES, INC.

RECONCILIATION OF GAAP to NON-GAAP RESULTS
QUARTER ENDING SEPTEMBER 30, 2021
(IN THOUSANDS)

Reconciliation of net income to EBITDA
Net Income	$676
Amortization and depreciation	343
Interest Expense	(25)
EBITDA	$1,044